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Anchor National Life
Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067-6022
310.772.6000
                                                           ANCHOR NATIONAL LOGO
Mailing Address                                            A SunAmerica Company
P.O. Box 54197
Los Angeles, CA 90054-0197




VIA EDGAR
---------


April 18, 1997


Division of Investment Management
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Madam/Sir:

         Referring to this Registration Statement on behalf of Variable Separate Account (the "Account") and the Registration Statement on Form N-4 filed December 20, 1996 (the "Registration Statements") on behalf of Variable Annuity Account Six and having examined and being familiar with the articles of incorporation and by-laws of Anchor National, the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

         1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona;

         2) the Account is a duly organized and existing separate account of Anchor National;

         3) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally,

         I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statements on Form N-4 on behalf of the Account.



Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris